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Exhibit 8

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza
New York, NY 10006-1470
Facsimile (212) 225-3999

October 16, 2003

J. Crew Intermediate LLC
770 Broadway
New York, New York 10003

      Re: Amendment No. 2 to Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed on July 21, 2003 and amendments thereto with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of the 16% Senior Discount Contingent Principal Notes due 2008 (the "Exchange Notes") of J. Crew Intermediate LLC (the "Issuer") to be offered in exchange for all of the Issuer's outstanding 16% Senior Discount Contingent Principal Notes due 2008 (the "Initial Notes"). The Exchange Notes will be issued pursuant to an indenture (the "Indenture"), dated as of May 6, 2003, between the Issuer and U.S. Bank National Association, as trustee.

        In arriving at the opinion expressed below, we have reviewed the following documents:

  (a)
  the Registration Statement, including amendments thereto;

  (b)
  an executed copy of the Initial Notes in the aggregate principal amount of $193,346,139; and

  (c)
  an executed copy of the Indenture.

        In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have further assumed that all representations made therein are true and that the respective parties thereto and all parties having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents.

        The opinions expressed below are based on the Internal Revenue Code of 1986, as amended (the "Code"), and applicable regulations, rulings and decisions, in each case as in effect on the date hereof, and may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof.

        We are of the opinion that the statements set forth under the heading "Material U.S. Federal Income Tax Considerations" in the Registration Statement, insofar as such statements purport to describe federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Securities and the advice ascribed to us under the heading "Material U.S. Federal Income Tax Considerations" represents our opinion.

        We are furnishing this opinion to you solely in connection with the Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.

Very truly yours,
CLEARY, GOTTLIEB, STEEN & HAMILTON
By	/s/ LESLIE B. SAMUELS Leslie B. Samuels, a Partner

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  Exhibit 8
Cleary, Gottlieb, Steen & Hamilton One Liberty Plaza New York, NY 10006-1470 Facsimile (212) 225-3999